UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 20, 2014

ASTEA INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26330	23-2119058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

240 Gibraltar Road
Horsham, Pennsylvania  19044
(Address of principal executive offices, including zip code)

(215) 682-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in Item 5.02 below, Adrian Peters resigned as a Director of Astea International Inc. (the “Company”) on February 20, 2014. As a result of such resignation, the Company’s Board of Directors currently consists of four Directors, two of whom are “independent directors” as defined in Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market (the “Nasdaq Rules”).  Accordingly, the Company does not currently meet the requirements of Rule 5605(b)(1) of the Nasdaq Rules, which requires that a majority of the Board of Directors of the Company be comprised of “independent directors” (as defined in the Nasdaq Rules), and the Company does not currently meet the requirements of Rule 5605(c)(2) of the Nasdaq Rules, which requires that the Audit Committee of the Board of Directors of the Company be comprised of at least three “independent directors.”

On February 21, 2014, the Company notified the Nasdaq Stock Market that, due to Mr. Peters’ resignation, its Board of Directors currently does not currently meet the requirements of Rules 5605(b)(1) or 5605(c)(2) of the Nasdaq Rules. On February 25, 2014, the Company received a response letter from the Nasdaq Stock Market acknowledging the fact that the Company does not currently meet the requirements of Rules 5605(b)(1) and 5605(c)(2) of the Nasdaq Rules.

The Company is considering steps to regain compliance with Rules 5605(b)(1) and 5605(c)(2) within the applicable cure period of 180 days from the date of Mr. Peters’ resignation.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

            Adrian Peters, a member of the Board of Directors of Astea International Inc., resigned Thursday, February 20, 2014 with immediate effect. In addition to his resignation as a member of the Board, Mr. Peters also resigned from his membership on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astea International Inc.
February 26, 2014	By:	/s/ Rick Etskovitz
	Name:	Rick Etskovitz
	Title:	Chief Financial Officer